Exhibit 3.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORTRESS INVESTMENT GROUP LLC

i

ii

FIFTH AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT OF FORTRESS INVESTMENT GROUP LLC

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FORTRESS INVESTMENT GROUP LLC, is dated as of December 27, 2017. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in Section 1.1.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on November 6, 2006, and a Limited Liability Company Agreement of Fortress Investment Group LLC, dated as of November 6, 2006 (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended and restated pursuant to an Amended and Restated Limited Liability Company Agreement of Fortress Investment Group Holdings LLC, dated as of January 17, 2007 (the “First A&R LLC Agreement”);

WHEREAS, the name of the Company was changed from “Fortress Investment Group Holdings LLC” to “Fortress Investment Group LLC” pursuant to an amendment to the Certificate of Formation filed with the Secretary of State of the State of Delaware on February 1, 2007;

WHEREAS, the First A&R LLC Agreement was amended and restated pursuant to a Second Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, dated as of February 1, 2007 (the “Second A&R LLC Agreement”);

WHEREAS, the Second A&R LLC Agreement was amended and restated pursuant to a Third Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, dated as of February 1, 2007 (the “Third A&R LLC Agreement”);

WHEREAS, the Third A&R LLC Agreement was amended and restated pursuant to a Fourth Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, dated as of August 10, 2009 (the “Fourth A&R LLC Agreement”);

WHEREAS, the Fourth A&R LLC Agreement was amended pursuant to that certain Amendment No. 1 to the Fourth A&R LLC Agreement, dated as of February 14, 2017;

WHEREAS, on the date hereof, Foundation Acquisition LLC (“Merger Sub”) merged with and into the Company, with the Company surviving (the “Merger”), pursuant to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of February 14, 2017, by and among the Company, SB Foundation Holdings LP (“Parent”) and Merger Sub;

WHEREAS, the Company has entered into that certain Founders Agreement, dated as of February 14, 2017, by and among the Company, Parent, FIG Corp. FIG Asset Co. LLC and the Sellers (as defined therein) (as amended, the “Founders Agreement”);

WHEREAS, as of the consummation of the Merger, (a) each Class A Share, no par value per share, of the Company, and each Class B Share, no par value per share, of the Company outstanding immediately prior to the Merger was cancelled and retired and is no longer outstanding and (b) FinCo I Intermediate HoldCo LLC, an indirect wholly-owned Subsidiary of Parent (the “Initial Member”), owns all of the issued and outstanding membership interests of the Company; and

WHEREAS, the Board of Directors of the Company has authorized and approved an amendment and restatement of the Fourth A&R LLC Agreement on the terms set forth herein.

NOW THEREFORE, the limited liability company agreement of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Fifth Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, as it may be amended, supplemented or restated from time to time.

“Board of Directors” has the meaning assigned to such term in Section 5.1.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 5.18, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman of the Board” has the meaning assigned to such term in Section 5.6.

“Class A Director” has the meaning assigned to such term in Section 5.2.

“Class B Director” has the meaning assigned to such term in Section 5.2.

“Company” means Fortress Investment Group LLC, a Delaware limited liability company, and any successors thereto.

“Company Group” means (a) the Company and each Subsidiary of the Company and (b) so long as it is an Affiliate of the Company, Principal Holdings I LP, a Delaware limited partnership and its Subsidiaries.

“Compensation Committee” has the meaning assigned to such term in Section 5.13(b).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” means a member of the Board of Directors of the Company.

“Employment Agreement” means, with respect to a Principal, such Principal’s Amended and Restated Employment, Non-Competition and Non-Solicitation Agreement, dated as of February 14, 2017, by and between such Principal and FIG LLC, a Delaware limited liability company, as amended, supplemented or restated from time to time.

“Founders Agreement” has the meaning assigned to such term in the Recitals.

“Fourth A&R LLC Agreement” has the meaning assigned to such term in the Recitals.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indemnified Person” means (a) any Person who is or was a Director, Officer or tax matters partner of the Company, (b) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (c) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Agreement.

“Indemnity Obligations” has the meaning assigned to such term in Section 5.17(p).

“Initial Member” has the meaning assigned to such term in the Recitals.

“Member” means the Initial Member or any Substitute Member.

“Merger Agreement” has the meaning assigned to such term in the Recitals.

“National Security Agreement” means that certain National Security Agreement, by and among the Company, SoftBank Group Corp. and the U.S. Departments of the Treasury and Justice, dated as of December 26, 2017, as may be amended from time to time in accordance with its terms.

“Officers” has the meaning assigned to such term in Section 5.19(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Principals” means Peter Briger, Jr., Wesley Edens, and Randal Nardone.

“Sponsor Party” has the meaning assigned to such term in Section 5.17(p).

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Substitute Member” has the meaning assigned to such term in Section 3.4.

Section 1.2. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term

“include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.

Section 2.2. Name. The name of the Company shall be “Fortress Investment Group LLC.” The Company’s business may be conducted under any other name or names, as determined by the Board of Directors. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

Section 2.3. Registered Office: Registered Agent: Principal Office: Other Offices. Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1345 Avenue of the Americas, 46th floor, New York, New York 10105 or such other place as the Board of Directors may from time to time designate by notice to the Member. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

Section 2.4. Purposes. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity, including FIG Asset Co. LLC and FIG Corp., and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.5. Powers. The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

Section 2.6. Power of Attorney. The Member hereby constitutes and appoints each of the Chief Executive Officer, or Co-Chief Executive Officer, as applicable, each Principal, each President and the Secretary and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, or Co-Chief Executive Officer, as applicable, a Principal, a President, the Secretary determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(ii) all certificates, documents and other instruments that the Chief Executive Officer, a Principal, a President, the Secretary determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Directors determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement; and

(iv) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of the Member pursuant to Section 3.4.

(b) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 2.6 shall be construed as authorizing the Chief Executive Officer, a Principal, a President, the Secretary to amend, change or modify this Agreement except in accordance with Article VIII or as may be otherwise expressly provided for in this Agreement.

Section 2.7. Term. The Company’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article VII.

Section 2.8. Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board of Directors may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

THE MEMBER AND INTERESTS

Section 3.1. The Initial Member.

(a) The name and address of the Initial Member is as follows:

Name	Address

FinCo I Intermediate	c/o SB Group US, Inc.
Holdco LLC	1 Circle Star Way
San Carlos, California 94070

(b) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(c) The Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any the Member shall have any rights by virtue of this Agreement in any such business interests or activities of the Member.

Section 3.2. Capital Structure.

(a) The capital structure of the Company shall consist of limited liability company membership interests (the “Common Interests”). As of the date hereof, the Member owns all of the Common Interests. The Common Interests shall entitle the holder thereof to vote on any and all matters submitted for the consent or approval of the Member.

Section 3.3. Capital Accounts. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

Section 3.4. Transfer. The Member may sell, assign, transfer, convey, gift exchange or otherwise dispose of all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such Person shall be admitted as the Member (a “Substitute Member”).

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Allocations. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board of Directors. In each year, profits and losses shall be allocated entirely to the Member.

Section 4.2. Distributions.

(a) At any time from time to time, the Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member.

(b) The distributions of the Company shall be allocated entirely to the Member.

(c) The Company may make distributions in kind of any property or assets of the Company. A distribution in kind of a property or asset to the Member shall be considered a distribution in an amount equal to the fair market value of the property or assets so distributed, as determined by the Member in its sole discretion.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1. Power and Authority of Board of Directors. Except as otherwise expressly provided in this Agreement or the Delaware Act, the business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors”). As provided in Section 5.19, the Board of Directors shall have the power and authority to appoint Officers of the Company. The Directors and Officers shall constitute “managers” within the meaning of the Delaware Act. The Member, by virtue of its status as such, shall not have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, the Board of Directors shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (subject, however, to the prior approval of the Member);

(d) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and its Subsidiaries; the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company and its Subsidiaries; and the making of capital contributions to the Member of the Company or any of its Subsidiaries;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(f) the selection and dismissal of officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the creation and operation of employee benefit plans, employee programs and employee practices;

(g) the maintenance of insurance for the benefit of the Company Group and the Indemnified Persons; provided, that the Company shall at all times maintain a directors and officers liability insurance policy with such terms and coverage amounts as are consistent with the past insurance practices of the Company and its Affiliates;

(h) the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

(i) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

(j) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(k) the undertaking of any action in connection with the Company’s interest or participation in any Group Member; and

(l) the execution and delivery of agreements with Affiliates of the Company to render services to a Group Member.

Section 5.2. Class, Number, Qualification and Term of Office of Directors. As of the date hereof, the Board of Directors shall consist of nine (9) Directors, which shall be divided into two classes of directors, consisting of six (6) “Class A Directors” and three (3) “Class B Directors”. The initial Class A Directors shall be Wesley Edens, Peter Briger, Randal Nardone, George Wellde, Michael Rantz and a Security Director (as defined in the National Security Agreement) to be appointed by the Member in accordance with the terms of the National Security Agreement. The initial Class B Directors shall be Yoshimitsu Goto, Rajeev Misra and one (1) additional Class B Director to be appointed by the Member. On all actions to be taken and matters to be decided by the Board of Directors at a meeting, (i) each Class A Director shall be entitled to one (1) vote, and (ii) each Class B Director shall be entitled to a number of votes equal to the quotient of (x) the total number of Class A Directors then in attendance at such meeting of the Board of Directors, divided by (y) the total number of Class B Directors then in attendance at such meeting of the Board of Directors. As of the date hereof, at least a majority of the initial Directors are comprised collectively of the Principals and designees of SoftBank Group Corp. or its controlled Affiliates. The number of Directors which shall constitute the whole Board of Directors, the number of Class A Directors and Class B Directors and the determination as to which directors shall be Class A Directors and Class B Directors shall be determined from time to time by resolution of the Member; provided, that such determinations shall at all times comply with the terms and conditions of the National Security Agreement. Each Director shall hold office until his successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 5.3. Removal. Subject to the terms of the Employment Agreements and the Founders Agreement (it being understood and agreed that nothing contained in this Agreement shall modify any parties’ rights or obligations under any Principal’s Employment Agreement or the Founders Agreement), any Director or the whole Board of Directors may be removed, with or without cause, at any time, by the Member.

Section 5.4. Resignations. Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Chairman or any Co-Chairman of the Board, if there be one, the Chief Executive Officer or Co-Chief Executive Officer or the Secretary of the Company, and the Member. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Company and the Member. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5. Vacancies. Unless otherwise required by law, any vacancy on the Board of Directors (including due to the removal or resignation of a Director or from newly created Directorships resulting from any increase in the authorized number of Directors or otherwise) may be filled by resolution of the Member; provided, that such determinations shall at all times comply with the terms and conditions of the National Security Agreement.

Section 5.6. Chairman of Meetings. The Board of Directors may elect one of its members as Chairman of the Board (the “Chairman of the Board”), or two (2) or more of its members as Co-Chairmen of the Board (each, a “Co-Chairman of the Board”). At each meeting of the Board of Directors, the Chairman or any Co-Chairman of the Board or, in the absence of a Chairman or Co-Chairman of the Board, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The Secretary of the Company shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 5.7. Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.8. Regular Meetings. The Board of Directors may, by resolution, provide the time and place (if any) for the holding of regular meetings without any other notice than such resolution; provided, that if any Principal then serving as a Director is not present at the meeting of the Board of Directors at which such resolution was passed, the Board of Directors shall provide such Principal no less than five (5) days’ prior notice of such meeting either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded or electronic communication. Unless otherwise determined by the Board of Directors, the Secretary of the Company shall act as Secretary at all regular meetings of the Board of Directors and in the Secretary’s absence a temporary Secretary shall be appointed by the chairman of the meeting.

Section 5.9. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the Member, the Chairman or any Co-Chairman of the Board, the Chief Executive Officer, or any Co-Chief Executive Officer, as applicable, any Principal or, upon a resolution adopted by the Board of Directors, by the Secretary on twenty-four (24) hours’ prior notice to each Director, either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded or electronic communication, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances; special meetings shall be called by the Chairman or any Co-Chairman of the Board, a Principal, a President or the Secretary in like manner and on like notice on the written request of two (2) Directors. Notice of any such meeting need not be given to any Director, however, if waived by such Director in writing or by telegraph, telex, cable, wireless or other form of recorded or electronic communication, or if such Director shall be present at such meeting, except if such Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.

Section 5.10. Action Without Meeting. Any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically by (i) in the case of the Board of Directors, members representing a simple majority of all votes entitled to be cast by the Board of Directors assuming all Class A Directors and Class B Directors were present at a meeting and one (1) Principal then serving as a Director (if any), and (ii) in the case of a committee of the Board of Directors, a simple majority of all members of such committee and each Principal then serving as a member of such committee; provided, that, if the Member determines in good faith that exigent circumstances exist, such action may be taken by the written consent of, in the case of the Board of Directors, members representing a simple majority of all votes entitled to be cast by the Board of Directors assuming all Class A Directors and Class B Directors were present at a meeting and, in the case of a committee, a simple majority of all members of such committee. All such writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 5.11. Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.12. Quorum. At all meetings of the Board of Directors, members representing a simple majority of all votes entitled to be cast by the Board of Directors assuming all Class A Directors and Class B Directors were present at a meeting and at least one (1) Principal then serving as a Director shall constitute a quorum for the transaction of business; provided, that, if the Member determines in good faith that exigent circumstances exist, a quorum at a meeting of the Board of Directors called by the Member shall require members representing a simple majority of all votes entitled to be cast by the Board of Directors assuming all Class A Directors and Class B Directors were present at a meeting. At all meetings of any committee of the Board of Directors, the presence of a majority of the total number of members of such committee (assuming no vacancies) shall constitute a quorum; provided, that, a quorum shall require at least a majority of the Class B Directors and each Principal then serving as a member of such committee. The act of the Directors representing a majority of all votes entitled to be cast by such Directors or, with respect to any committee of the Board of Directors, a majority of the committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority vote of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting; provided, that if a quorum shall not be present because the requisite number of Principals are not present at a duly called meeting of the Board of Directors or any committee, as the case may be, the meeting shall be adjourned to a time as promptly thereafter as possible but no later than four (4) Business Days from the time of such adjournment (reasonably taking into account any circumstances that may prevent any Director from attending or participating in such reconvened meeting and using commercially reasonable efforts to accommodate the Principals), and the Board of Directors shall promptly give written notice to the Principals of the time and place at which the meeting shall reconvene; provided, further, that if the requisite number of Principals fails to be present at such reconvened meeting, then the meeting may be validly held without any Principal then serving as a Director or as member of the committee, as applicable. Any Principal may waive in writing or by telegraph, telex, cable, wireless or other form of recorded or electronic communication the requirement that a quorum include the attendance of such Principal for any particular meeting of the Board of Directors or a committee thereof.

Section 5.13. Committees.

(a) Subject to the terms and conditions of the National Security Agreement, the Board of Directors may, by resolution or resolutions passed by the members of the Board of Directors representing a majority of all votes entitled to be cast by the Board of Directors assuming all Class A Directors and Class B Directors were present at a meeting, designate one (1) or more other committees consisting of one (1) or more Directors of the Company, which, to the extent provided in such resolution or resolutions, and in the case of the Compensation Committee, subject to Section 5.13(b), shall have and may exercise, subject to the provisions of this Agreement, the powers and authority of the Board of Directors granted hereunder. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of all the members of any such committee may determine its action and fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. Subject to Section 5.13(b) below, the Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time; provided, that the Board of Directors shall not discharge the Compensation Committee, either with or without cause, without the prior written consent of each Principal so long as such Principal is employed by a Group Member. The Secretary of the Company shall act as Secretary of any committee, unless otherwise provided by the Board of Directors or the Committee.

(b) Subject to the terms and conditions of the National Security Agreement, for so long as any Principal is employed by a Group Member, a compensation committee of four (4) Directors shall be established (the “Compensation Committee”), which shall have such duties and responsibilities as are customary for such committee with respect to a corporation organized under the DGCL. For so long as any Principal is employed by a Group Member, the Compensation Committee shall be comprised of two (2) Principals and two (2) Class B Directors; provided, however, that if only one Principal is then employed by any Group Member, the Compensation Committee shall consist of such Principal and two (2) Class B Directors. Subject to the terms and conditions of the National Security Agreement, the Compensation Committee shall initially consist of Peter Briger, Jr., Wesley Edens and, as the Class B Directors, Rajeev Misra and Yoshimitsu Goto. The affirmative vote of at least two Class B Directors shall be required for any matters determined by the Compensation Committee. Notwithstanding anything in this Agreement to the contrary, no Principal then appointed to the Compensation Committee shall be removed from the Compensation Committee without such Principal’s consent unless such Principal’s employment with each Group Member has been terminated for any reason (including resignation), and upon any such removal of a Principal from the Compensation Committee, another Principal shall be appointed to the Compensation Committee to serve as a member in such first Principal’s place.

Section 5.14. Alternate Members of Committees. Subject to the terms and conditions of the National Security Agreement, the Board of Directors may designate one (1) or more Directors as alternate members of any committee other than any member of the Compensation Committee who is a Principal, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.15. Minutes of Committees. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

Section 5.16. Remuneration. Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the Directors shall, as such, receive any stated remuneration for such Director’s services; but the Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any Director, payable in cash, either as such Director’s annual remuneration as such Director or member of any special or standing committee of the Board of Directors or as remuneration for such Director’s attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also likewise provide that the Company shall reimburse each Director for any expenses paid by such Director on account of such Director’s attendance at any meeting. Nothing in this Section 5.16 shall be construed to preclude any Director from serving the Company in any other capacity and receiving remuneration therefor.

Section 5.17. Exculpation, Indemnification, Advances and Insurance.

(a) Subject to other applicable provisions of this Article V, to the fullest extent permitted by applicable law, the Indemnified Persons shall not be liable to the Company, any Subsidiary of the Company, any Director of the Company, the Member or any holder of any equity interest in any Subsidiary of the Company for any acts or omissions by any of the Indemnified Persons arising from the performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan. The Indemnified Persons shall be indemnified by the Company, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company or any of its Subsidiaries, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Delaware law, a Director or Officer of the Company or any Subsidiary of the Company, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan at the request of the Company. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Officers are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.17 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.17(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law. The termination of any action, suit or proceeding relating to or involving an Indemnified Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person committed an act or omission that constitutes fraud, willful misconduct or gross negligence.

(b) The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, including Section 5.20, are agreed by the Member to modify such duties and liabilities of the Indemnified Person to the extent permitted by law.

(c) Any indemnification under this Section 5.17 (unless ordered by a court) shall be made by the Company unless the Board of Directors determines in the specific case that indemnification of the Indemnified Person is not proper in the circumstances because such person has not met the applicable standard of conduct set forth in Section 5.17(a). Such determination shall be made by a majority vote of the Directors who are not parties to the applicable suit, action or proceeding. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, notwithstanding an earlier determination by the Board of Directors that the Indemnified Person had not met the applicable standard of conduct set forth in Section 5.17(a).

(d) Notwithstanding any contrary determination in the specific case under Section 5.19(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.17(a). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.17(a). Neither a contrary determination in the specific case under Section 5.17(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.17(d) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(e) To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.17.

(f) The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, vote of the Member or disinterested Directors or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.17(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.17 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.17(a) but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act.

(g) The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.17 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.17.

(h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.17 shall, unless otherwise provided when authorized or ratified, shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Section 5.17.

(i) The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and to the employees and agents of the Company Group similar to those conferred in this Section 5.17 to Indemnified Persons.

(j) If this Section 5.17 or any portion of this Section 5.17 shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Indemnified Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 5.17 that shall not have been invalidated.

(k) Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions; provided, that, such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.

(l) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 5.17 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(m) Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.17, to the maximum extent permitted by law.

(n) A Director shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Officers or employees of the Company or any other Group Member, or committees of the Board of Directors, or by any other Person as to matters the Director reasonably believes are within such other Person’s professional or expert competence.

(o) Any amendment, modification or repeal of this Section 5.17 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any indemnitee under this Section 5.17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an indemnitee hereunder prior to such amendment, modification or repeal.

(p) With respect to any Indemnified Person who acts or serves as a director, officer, fiduciary, employee, consultant, advisor or agent of, the Member or any of its Affiliates (other than the Company Group), the Company Group shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Board of Directors, the Company or any other member of the Company Group, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that the Member and its Affiliates other than the Company Group (such Persons, together with their respective heirs, successors and assigns, the “Sponsor Parties”) may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any other member of the Company Group have any right or claim against any of the Sponsor Parties for contribution or have rights of subrogation against any Sponsor Parties through an Indemnified Party for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any Sponsor Party pays or advances to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse such Sponsor Party for such payment or advance upon request.

Section 5.18. Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. The Board of Directors shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall direct the appropriate Officers of the Company to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and any such Officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to the Member.

Section 5.19. Officers.

(a) The Board of Directors shall have the power and authority to appoint such officers with such titles, authority and duties as determined by the Board of Directors. Such Persons so designated by the Board of Directors shall be referred to as “Officers.” Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 5.19.

(b) The Officers of the Company may include a Chairman of the Board, one or more Co-Chairmen of the Board, a Vice Chairman, a Chief Executive Officer or two (2) or more Co-Chief Executive Officers (the “Co-Chief Executive Officers”), a Chief Operating Officer, a Chief Financial Officer, one or more Principals, one or more Presidents or Co-Presidents, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant” or otherwise, as the Board of Directors shall determine), a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Officers shall be elected by the Board of Directors. Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same Person. Subject to each Principal’s Employment Agreement and the Founders Agreement, the compensation of Officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such Officers as may be designated by resolution of the Board of Directors.

(c) Any Officer may resign at any time upon written notice to the Company. Any Officer, agent or employee of the Company may be removed by the Board of Directors with or without cause at any time. The Board of Directors may delegate the power of removal as to Officers, agents and employees who have not been appointed by the Board of Directors. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer, agent or employee of the Company shall not of itself create contract rights.

(d) Subject to the control of the Board of Directors and subject to the terms of each applicable Employment Agreement, the Chief Executive Officer, or Co-Chief Executive Officers, as applicable, shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he or she may employ and discharge employees and agents of the Company except such as shall be appointed by the Board of Directors, and he or she may delegate these powers; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company, and shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him or her by the Board of Directors. As of the date hereof, each of Peter Briger, Jr. and Wesley Edens is a Co-Chief Executive Officer of the Company.

(e) If elected, the Chairman or any Co-Chairman of the Board shall preside at all meetings of the Board of Directors; and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to him, her or them by the Board of Directors.

(f) Unless the Board of Directors otherwise determines, the Chief Operating Officer and every Principal, President and Co-President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company. Unless the Board of Directors otherwise determines, in the absence of the Chairman or any Co-Chairman of the Board or if there be no Chairman or Co-Chairman of the Board, the Board of Directors may designate the Chief Operating Officer or a Principal, President or Co-President to preside at all meetings (should he or she be a Director) of the Board of Directors. The Chief Operating Officer and each Principal, President and Co-President shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him or her by the Board of Directors.

(g) In the absence of a Chief Operating Officer, Principal, President or Co-President or in the event of an inability or refusal of the Chief Operating Officer and all Principals, Presidents and Co-Presidents to act, a Vice President designated by the Board of Directors shall perform the duties of a President, and when so acting shall have all the powers of and be subject to all the restrictions upon a President. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of a President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of uninterrupted time as a Vice President of the Company shall so act. A Vice President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Unless otherwise provided by the Board of Directors, each Vice President will have authority to act within his or her respective areas and to sign contracts relating thereto.

(h) The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Board of Directors. The Secretary shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe. In the absence or inability to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall, in respect of any other Person dealing with the Company, be conclusive evidence of his or her power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Board of Directors may assign to him or her.

(i) The Board of Directors may from time to time delegate the powers or duties of any Officer to any other Officers or agents, notwithstanding any provision hereof.

(j) The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to the Treasurer by the Board of Directors. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of either Co-Chief Executive Officer and the Board of Directors. Each Assistant Treasurer shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that Officer’s absence or inability or refusal to act. An Assistant Treasurer shall also perform such other duties as the Treasurer or the Board of Directors may assign to him or her.

(k) Unless otherwise directed by the Board of Directors, either Co-Chief Executive Officer, any Principal, President or Co-President, the Chief Operating Officer or any other Officer of the Company authorized by either Co-Chief Executive Officer shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of members of or with respect to any action of equity holders of any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other entities.

Section 5.20. Duties of Officers and Directors.

(a) Except as otherwise expressly provided in this Agreement or required by the Delaware Act, (i) the duties and obligations owed to the Company by the Officers and Directors shall be the same as the duties and obligations owed to a corporation organized under DGCL by its officers and directors, respectively, and (ii) the duties and obligations owed to the Member by the Officers and Directors shall be the same as the duties and obligations owed to the stockholders of a corporation under the DGCL by its officers and directors, respectively.

(b) The Board of Directors shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through the duly authorized Officers of the Company, and the Board of Directors shall not be responsible for the misconduct or negligence on the part of any such Officer duly appointed or duly authorized by the Board of Directors in good faith.

Section 5.21. Outside Activities. Subject to the terms of the Founders Agreement, it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Director or Affiliates of such Director to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided, that, such Director or Affiliate does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company or any other member of the Company Group to such Director; provided, further, that a Person shall not be deemed to be in direct competition with the Company solely because of such Person’s ownership, directly or indirectly, solely for investment purposes, of securities of any publicly traded entity if such Person does not, together with such Person’s Affiliates, collectively own 5% or more of any class or securities of such publicly traded entity, and such Person is not a director or officer (and does not hold an equivalent position) in such publicly traded entity. Subject to the terms of the Founders Agreement, Directors shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of such Director. Subject to the terms of the Founders Agreement and other than any express obligation contained in any agreement to which such Person and the Company or any of its Affiliates are parties, none of any Group Member, the Member or any other Person shall have any rights by virtue of a Director’s duties as a Director, this Agreement or any Group Member Agreement in any business ventures of any Director.

Section 5.22. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 5.23. National Security Agreement. In the event of any express conflict or inconsistency between this Agreement and the National Security Agreement, the terms of the National Security Agreement shall control and the parties hereto agree to take such action or amend the terms of this Agreement to such extent as may be necessary in order to remove such conflict and comply with the terms and conditions of the National Security Agreement.

ARTICLE VI

TAX TREATMENT; BOOKS AND RECORDS

Section 6.1. Tax Treatment. Unless otherwise determined by the Board of Directors and with the consent of the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes.

Section 6.2. Records and Accounting. The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Member any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Member, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles.

ARTICLE VII

DISSOLUTION

The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the Member, unless the Company is continued without dissolution in accordance with the Delaware Act, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act; provided, that the Company shall not be dissolved, nor its affairs wound up, at any time prior to five (5) years from the date hereof without the prior written consent of each Principal so long as such Principal is employed by a Group Member. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware Act.

ARTICLE VIII

AMENDMENT OF AGREEMENT

Section 8.1. General. The Member may amend any of the terms of this Agreement; provided, that a copy of any such amendment shall be promptly provided to each Principal who at the time of such amendment is employed by a Group Member; provided, further, that so long as any Principal is employed by a Group Member, no amendment, modification or supplement to, or waiver of (in each case, whether by merger, consolidation, operation of law, or otherwise), (a) the definition of the term “Principals,” any term or provision of Sections 4.2(a) (Distributions), 5.1(g) (Power and Authority of Board of Directors), 5.3 (Removal), 5.8 (Regular Meetings), 5.9 (Special Meetings; Notice), 5.10 (Action Without Meeting), 5.12 (Quorum), 5.13 (Committees), 5.14 (Alternate Members of Committees), 5.20(a) (Duties of Officers and Directors), 9.9 (Rights of Parties to Employment Agreements and Founders Agreement) or 9.10 (Third Party Beneficiaries) or Article VII (Dissolution), or the provisos in this Section 8.1, shall be effective without the prior written consent of such Principal or (b) any term or provision of this Agreement shall be effective without the prior written consent of such Principal if such amendment, modification, supplement or waiver would adversely affect the rights, duties or obligations (including the expansion of any duty or obligation) of such Principal as set forth herein.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described in Section 3.1(a) or at such other address as may be determined by the Member from time to time.

Section 9.2. Further Action. The parties hereto from time to time shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto from time to time and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 9.4. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 9.5. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 9.6. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto from time to time, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party hereto from time to time shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 9.7. Applicable Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 9.8. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 9.9. Rights of Parties to Employment Agreements and Founders Agreement. The parties hereto from time to time acknowledge and agree that nothing contained in this Agreement shall modify any parties’ rights or obligations under any Principal’s Employment Agreement or the Founders Agreement.

Section 9.10. Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties hereto from time to time and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, except for the rights of the Indemnified Persons pursuant to Section 5.17 and the Principals pursuant to Section 8.1, who shall be express third-party beneficiaries of such Sections.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

FINCO I INTERMEDIATE HOLDCO LLC

By:	/s/ Brian Wheeler
Name: Brian Wheeler Title: General Counsel

PRINCIPALS:

/s/ Peter Briger, Jr.
PETER BRIGER, JR.

/s/ Wesley Edens
WESLEY EDENS

/s/ Randal Nardone
RANDAL NARDONE